                                                                 EXHIBIT 10.3

                                SUPPLY AGREEMENT

     This agreement (this "Agreement") dated as of September 25, 1997 between and among The Spectranetics Corporation, a Delaware corporation having a place of business at 96 Talamine Court, Colorado Springs, CO 80907-5186 (hereinafter referred to as "SPNC"); and United States Surgical Corporation, a Delaware corporation, having a place of business at 150 Glover Avenue, Norwalk, Connecticut 06856 (hereinafter referred to as "USSC").

     WHEREAS, USSC has certain expertise in the design, development, manufacture, marketing and sales of medical devices including advanced excimer lasers and related medical devices and accessories; and

     WHEREAS, SPNC has certain expertise in the design, development, manufacture and marketing and sale of advanced excimer lasers, medical devices and accessories; and

     WHEREAS, USSC and SPNC have heretofore executed a certain "Confidential Disclosure Agreement dated June 28, 1995 (the "Confidentiality Agreement') attached hereto as APPENDIX A; and

     WHEREAS, SPNC and USSC desire to expand their relationship and use their respective expertise cooperatively to further develop and commercialize*; and

     WHEREAS, SPNC and USSC are executing a license agreement simultaneously with this Agreement (the "License Agreement") pursuant to which SPNC is granting a license to USSC for *

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

-----------------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

                             ARTICLE 1 - DEFINITIONS

     1.1 For purposes of this Agreement, the definitions set forth below shall be applicable:

     "Affiliate" shall mean a corporation or other business entity which is, directly or indirectly, controlled by a party hereto. For this purpose, control of a corporation or other business entity shall mean (i) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in such corporation or other business entity, (ii) direct or indirect beneficial ownership of fifty percent (50%) or more of the equity of such corporation or other business entity, and (iii) the existence of any other relationship between a corporation or other business entity and another corporation or other business entity which results in effective management control by one or the other, regardless of whether such control is continuously exercised. The term "Affiliates" shall not mean any corporation or other business entity which controls a party hereto or is under common control with a party.

     *

     "FDA" shall mean the United States Department of Health and Human Services, Food and Drug Administration, or any successor agency.

     *

     "Person" or "Persons" shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political sub division or any agency or instrumentality thereof.

     *

-----------------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

     "Product" or "Products" shall mean collectively, * in the field.

     "Subsidiary" shall mean any corporation, partnership or other entity, fifty percent (50%) or more of the outstanding shares of any class of stock, general partnership interest, or other equity of which is owned by a party; and any operating division of a party not separately incorporated or organized as an independent business Person.

     "Territory" shall mean every country and territory in the world.

     "Tooling" shall mean molds, dies and tooling and other equipment and items relating to Products which may from time to time be provided by USSC to SPNC or acquired or built by SPNC with funds provided to SPNC by USSC for the specific purpose of acquiring or building such items.

     1.2 In addition to the foregoing defined terms, the following terms shall have the meanings set forth in the referenced Sections of this Agreement:

          Term                               Section
          ----                               -------
          International Regulatory Agency      3.5
          Joint Results                        6.2
          Purchase Order                       3.1
          *                                    7.2
          *                                    7.2
          *                                    7.3
          *                                    7.3
          Warranty                             3.2

                   ARTICLE 2 - PURCHASES AND SALES OF PRODUCTS

     2.1  AGREED UPON PURCHASES AND SALES.

     (a) Upon execution of this Agreement by both parties, USSC shall issue a Purchase Order (defined below) to SPNC for, and SPNC shall accept such Purchase Order for the

-----------------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

sale and delivery to USSC of [*] of SPNC's * at a * price of [*] per Unit. Such Purchase Order shall include agreed upon shipment and delivery schedules, and payment thereunder by USSC shall be due in full upon SPNC's written acceptance of the Purchase Order. Such Purchase Order shall be set forth as *, attached hereto (the "* P.O."). Notwithstanding the foregoing, the parties recognize and agree that USSC has already ordered [*] Units, and, accordingly, the foregoing obligation shall be reduced thereby. The price of the Unit set forth in this Section 2.1(a) includes *

     (b) Upon execution of this Agreement by both parties, USSC shall issue a Purchase Order to SPNC for, and SPNC shall accept such Purchase Order for the sale and delivery to USSC of [*] at a price per unit of [*] per unit. Such Purchase Order shall include agreed upon shipment and delivery schedules and payment terms, and payment thereunder by USSC shall be due in full upon SPNC's written acceptance of the Purchase Order. Such Purchase Order shall be set forth as *, attached hereto (the "* P.O."). USSC hereby approves of the design of such * and acknowledges that SPNC shall have no obligation under this Agreement to supply *, the design of which is not approved by USSC. The aforesaid pricing for * shall be subject to revision as shall be mutually agreed by the parties in the event USSC requests specification changes from the specifications set forth in such Purchase Order. Freight, duties, insurance or any other applicable third party charges and fees are not included and shall be paid by USSC.

     2.2 ADDITIONAL PURCHASES AND SALES *. SPNC shall sell additional * to USSC, and USSC shall purchase all its requirements for additional * for use with * from SPNC during the term of this Agreement on the terms and conditions set forth in Section 2.1 (other than price) and Article 3 below. The pricing for such purchases during the term of this Agreement shall be as follows: (i) the prices set forth in Section 2.1(b) during the period ending
* from the date hereof and (ii) prices determined by SPNC during each * period commencing on each * year anniversary of the date of this

-----------------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

Agreement starting with the execution of this Agreement by both parties (provided, however, that such prices shall in no event be more than [*]% ([*] %) of the prices charged in the preceding * year period); provided, however, that such prices shall be increased by SPNC's fully-burdened cost of any modifications made in the * based on specification changes in the * requested by USSC.

     2.3  *


                ARTICLE 3 - OTHER TERMS OF SALE AND COVENANTS

     3.1 PURCHASE ORDERS. Purchase of Products by USSC from SPNC shall be made pursuant to written purchase orders issued by USSC from time to time to SPNC ("Purchase Orders"). * attached hereto, shall govern all Purchase Orders for *. Insofar as the terms and conditions of Purchase Orders are contrary to or inconsistent with the terms and conditions of this Agreement hereto, the terms and conditions of this Agreement shall control.

     3.2 PRODUCT REPRESENTATIONS AND WARRANTIES. SPNC represents and warrants the following with respect to Products to be supplied to USSC: (i) the Products will conform to mutually agreed upon specifications and will be free of defects in materials and workmanship; (ii) will be manufactured in accordance with all applicable regulatory provisions, including without limitation, applicable FDA regulations as to "Good Manufacturing Practices" including those recited for medical devices set forth at 21 C.F.R. Section 820, as amended from time to time, and the "Establishment Regulation and Device Listing for Manufacturers of Devices" set forth at 21 C.F.R. Section 807, as amended from time to time, and ISO 9001; (iii) will not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act of 1938, as amended, and the regulations promulgated thereunder; (iv) the Products will be free and clear of all liens, security interests, charges and encumbrances of any kind or amount; and (v) will conform to SPNC's standard representations and warranties for sale of * set forth on *, attached hereto (the "Warranty").

-------------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

     3.3 CHANGES TO PRODUCTS. During the term of this Agreement, SPNC will neither change the materials comprising the Products sold hereunder nor implement different specifications for such Products without USSC's prior written consent, which consent shall not be unreasonably withheld or delayed. SPNC will provide USSC notice of such proposed changes as far in advance as possible in order for USSC to consider such proposed changes and to seek, if appropriate, approvals by the FDA and any International Regulatory Agency (defined below).

     3.4 REGULATORY ASSISTANCE. SPNC agrees to provide to USSC such assistance as USSC reasonably requires in connection with instituting and complying with the regulatory provisions referenced in Section 3.3 above. Notwithstanding, SPNC shall not be required to pay any costs or expenses other than SPNC's out-of-pocket costs in connection with any such assistance.
 SPNC shall permit USSC to inspect production, labeling, shipping, packaging and quality control and sterilization facilities and its regulatory books and records involving or relating to the manufacture of * to allow USSC to verify SPNC's compliance with its obligations under this Agreement.

     3.5  REGULATORY INTERACTION AND RESPONSIBILITIES.

     (a) Interaction with the FDA and any federal, state or local governmental authority in the Territory outside the United States which authority performs similar functions to the FDA (collectively, "International Regulatory Agency") involving or relating to Products may be conducted non-exclusively by USSC and SPNC agrees to fully cooperate with USSC in connection with same. SPNC shall, subject to appropriate confidentiality agreements, (a) provide USSC access to the greatest extent possible to all relevant FDA submissions (e.g. IDEs and PMAs) made by SPNC; and (b) allow USSC the right to copy and include the pertinent sections (e.g. product specifications, EMC testing, manufacturing processes and control, and biocompatability of UV laser light) of such submissions in USSC's own FDA submissions. For purpose of any filings with the FDA and any International Regulatory Agency concerning the Products, either party shall have the right to be an official company sponsor. In the event of a dispute between USSC and SPNC concerning any matter relating to such interaction with the FDA or any International Regulatory Agency solely as it relates to the Field, USSC shall have final authority to act, as USSC in its sole discretion, deems appropriate with respect to the matter in dispute. Notwithstanding the foregoing, SPNC shall have sole control of and

-------------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

responsibility for interaction with the FDA and any International Regulatory Agency with respect to (i) SPNC qualification as a manufacturer under applicable laws and regulations of the FDA and any International Regulatory Agency; and (ii) SPNC materials used in Products regulated by such authorities. Notwithstanding the foregoing, nothing in this Agreement shall restrict (i) SPNC's right to conduct itself appropriately as determined in the exercise of SPNC's sole judgment with respect to any regulatory agency, including, without limitation, the FDA and any International Regulatory Agency, or (ii) SPNC's ability to conduct research and academic studies including, without limitation, clinical trials concerning Excimer Lasers and Probes.

     (b) Each party shall provide the other with a copy of any reported adverse experience involving a Product as used in the Field after a party receives the report of such occurrence whether sold by it or any third person or entity to whom a party has granted any distribution or sales rights. Any death, serious injury, potential for occurrence of the same, or change in the frequency or occurrence of field experiences with respect to a Product which is required to be reported by a party to the FDA or any International Regulatory Agency shall be reported to the other party as promptly as possible to enable the other party to comply with applicable regulations in a timely manner.

     (c) SPNC shall institute and fund any recall, field corrective action, or the like in circumstances relating to a Product defect or failure which requires such action as determined by the FDA, any International Regulatory Agency, SPNC, or as otherwise may be required pursuant to applicable laws, rules or regulations if caused by the failure of the Product to meet the agreed upon specifications for such Product when delivered by USSC. USSC shall institute and fund any recall, field corrective action, or the like in any other circumstances relating to a Product defect or failure which requires such action as determined by the FDA, any International Regulatory Agency, USSC, or as otherwise may be required pursuant to applicable laws, rules or regulations if it relates to a defect or failure of a caused by designs produced by USSC. In any such circumstances relating to, the actual retrieval of the sold by USSC will be undertaken by USSC. In any such circumstances relating to *, the actual retrieval of the * sold by USSC will be undertaken by SPNC.

     3.6 REPAIR AND MAINTENANCE SERVICES FOR *. SPNC shall offer to USSC and USSC customers throughout the Territory non-Warranty equipment and repair maintenance services for * in such locations in the Territory as SPNC is at

-------------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

such time already providing non-Warranty equipment and maintenance services for * to other customers at SPNC's then standard price and on SPNC's then standard terms.

     3.7 TOOLING AND TOOLING DRAWINGS. USSC shall have no obligation to pay or reimburse SPNC in connection with the acquisition or building of Tooling but may do so from time to time in its discretion provided the parties agree thereto in a separately signed writing, neither party being obligated to so agree. All Tooling and drawings of Tooling shall be owned by USSC and shall be used by SPNC exclusively to meet SPNC's obligations under this Agreement. All Tooling shall be maintained by SPNC (i) in good repair and condition, ordinary wear and tear excepted; (ii) in a reasonably secure location on the premises of SPNC and reasonably acceptable to USSC and shall not be moved or relocated from such location without prior notice and approval of USSC; and (iii) free and clear of any right, title or interest in any other Person. SPNC shall (i) apply such physical notice of USSC's ownership to each item of Tooling as is requested by USSC and reasonably appropriate for such Tooling; (ii) maintain a written log of all such Tooling and provide a copy of such log to USSC from time to time upon request; (iii) permit USSC's representatives to inspect the Tooling from time to time during the term of this Agreement during SPNC's normal business hours upon prior notice; (iv) keep the Tooling insured against loss by fire (including extended coverage), theft and other hazards under policies with responsible insurers authorized to do business in the jurisdiction where the Tooling is situated, cause USSC to be named as an additional named insured on such policies as its interests may appear, and provide to USSC a certificate of such insurance in customary form; and (v) promptly execute and reasonably cooperate with USSC in connection with filing UCC statements and similar protective instruments with respect to the Tooling to give notice to third Persons of USSC's ownership of the Tooling. Any changes to Tooling shall be documented on the drawings.

     3.8 SURVIVAL. The provisions of this Article 3 shall survive termination of this Agreement.

             ARTICLE 4 - MARKETING ASSISTANCE, ADDITIONAL PAYMENTS
                         AND ADDITIONAL JOINT PROJECTS

     4.1  MARKETING ASSISTANCE.

     (a)  SPNC shall * and shall provide USSC with *

     (b) SPNC shall within fifteen (15) days following the execution of this Agreement provide to USSC a list containing the names, addresses and contact persons of each third Person or entity in possession of an *. SPNC shall also provide USSC with the same types of information promptly following the sale or transfer of any additional * during the term of this Agreement. USSC will limit the distribution of this list, to Persons approved by SPNC, which approval shall not be unreasonably withheld or delayed, in such a manner to minimize the number of individuals with complete access to SPNC's customer list.

     4.2  ADDITIONAL PAYMENTS.

     (a) Subject to the terms of this Agreement, USSC shall make payments to SPNC as follows:

  (i) [*]

          (ii) [*]

-----------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

     (b) USSC shall deliver quarterly written reports within sixty (60) days after the end of each quarter, to SPNC concerning payments due under Section 4.2(a). Such reports shall specify the name, address and number of Excimer Lasers subject to a payment, the date (insofar as known by USSC to its knowledge) each such * was first used *, and the amount of payments due to SPNC thereon. All information contained in such reports shall be treated as USSC's Confidential Information (defined below). Simultaneously with the submission of each report, USSC shall pay SPNC by check or bank transfer the amount of the payment due to SPNC for the report period under the terms of this Agreement. During the first calendar quarter following the end of each year in which there has been a payment due under Section 4(a), USSC shall furnish to SPNC, at USSC's expense, a letter from a nationally recognized firm of independent accountants, which may be the accounting firm employed by USSC to conduct its regular annual audit, verifying the amount due during such year under this Agreement.

     (c) SURVIVAL. The provisions of this Section 4.2 shall survive termination of this Agreement.

     4.3 ADDITIONAL PROJECTS. * During the term of this Agreement, the parties shall discuss broadening their relationship on mutually satisfactory terms in their respective discretion, provided, however, neither party shall be under any obligation to enter into such arrangement.


                      ARTICLE 5 - CONFIDENTIAL INFORMATION

     5.1 USSC CONFIDENTIALITY OBLIGATION. USSC hereby represents and warrants that it has not, directly or indirectly, disclosed and agrees that it will not, directly or indirectly disclose, either during or subsequent to the term of this Agreement, any Confidential Information of SPNC, to any other Person, except to its attorneys and accountants as required in connection with this Agreement who have been and will be instructed to maintain its confidentiality and to third Persons, with a demonstrated need to know such Confidential Information, who shall execute binding written agreements requiring such third parties not to disclose Confidential Information disclosed to them by USSC.

-----------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

     5.2 SPNC CONFIDENTIALITY OBLIGATION. SPNC hereby represents and warrants that it will not, directly or indirectly, disclose during or subsequent to the term of this Agreement, any Confidential Information proprietary to USSC, to any other Person, except to SPNC's attorneys and accountants as required in connection with this Agreement who have been and will be instructed to maintain its confidentiality and to third Persons, with a demonstrated need to know such Confidential Information, who shall execute binding written agreements requiring such third parties not to disclose Confidential Information disclosed to them by USSC.

     5.3 SUPPLIERS. It is not intended by this Article 5 that USSC shall be required to obtain specific written commitments in relation to this Agreement from materials and/or component suppliers where only specifications are disclosed to said materials and/or component suppliers by USSC.

     5.4 CONFIDENTIAL INFORMATION. For purposes of this Agreement, "Confidential Information" shall mean verbal and written disclosures from SPNC or USSC (the "Discloser") to the other party (the "Disclosee"), which concern the Discloser, including without limitation information which concerns the Discloser's business, operations, products or research and development efforts, or which concern the Products, but shall not include information which: (a) at the time of disclosure is published or otherwise becomes a part of the public domain through no fault of Disclosee (but only after, and only to the extent that, it is published or otherwise becomes a part of the public domain); (b) Disclosee can show was known to it at the time of disclosure, free of restriction; (c) has been or hereafter is disclosed to Disclosee without any obligation of confidentiality by a third Person who is in lawful possession of such information and has the right to disclose it to disclosee; (d) has been or hereafter is disclosed by Discloser to a third Person free of any obligations of confidentiality; (e) is developed by the Disclosee independent of the discloser's Confidential Information; or (f) is disclosed by Disclosee pursuant to the order or requirement of a court, administrative agency or other governmental body, provided that the Disclosee promptly informs the Discloser of its intent to make such disclosure, takes all reasonable steps to limit such disclosure and does not inhibit the Discloser in taking whatever lawful steps the Discloser considers necessary to attempt to preserve the confidentiality of such information. Disclosures made to Disclosee by Discloser which are specific shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures in the public domain or in the possession of Disclosee.

     5.5  REMEDIES.  The parties agree and acknowledge that any breach of this
Article 5 by SPNC or USSC would likely cause irreparable injury to the other party and that such other party's remedy at law for any such breach would be inadequate. Accordingly, the parties agree that, in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any Action which may be brought by either party to enforce the provisions of this
Article 5 without the necessity of proof of actual damage . Each party agrees promptly to seek temporary and permanent injunctive relief against any of its directors, officers, employees, representatives or agents who breach the aforesaid obligations with respect to any matter relating to this Agreement.

     5.6 SURVIVAL. The provisions of this Article 5 shall survive termination of this Agreement.


                             ARTICLE 6  - INVENTIONS

     6.l PRIOR INVENTIONS. USSC and SPNC each acknowledge that the other party has heretofore developed or acquired methods, processes and apparatus relative to their respective fields of endeavor. Notwithstanding anything in this Agreement to the contrary, USSC and SPNC each retain all right, title and interest in and to such methods, processes and apparatus developed or owned on their respective parts prior to the effective date of this Agreement.

     6.2  OWNERSHIP OF INVENTIONS.  *

     6.3 PATENTS. Each party shall assist and cooperate in a reasonable manner with the other parties in obtaining patent protection for inventions referred to in Section 6.2 and to protect title in the same in the name of the proper party in accordance with such Section. * shall have the first right to apply for and pursue patent protection for Joint

--------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

Results for any invention, development or improvement that relates to
* , and in the event that * does not, after a reasonable period following discovery of the Joint Results, file for patent protection, * may file for such patent protection. No party shall be obligated, however, to seek patent protection for any invention or to pursue any application therefor once filed. Each party shall have sole discretion in determining the jurisdictions in which it shall seek patent protection for any invention owned by it.

     6.4 SURVIVAL. The provisions of this Article 6 shall survive termination of this Agreement.


                           ARTICLE 7 - INDEMNIFICATION

     7.1 BREACH OF THE AGREEMENT. Each of the parties agrees to defend, indemnify and hold harmless the other parties and such other party's officers, directors, employees, agents and representatives from and against any and all suits, claims, losses, damages, judgments, executions, awards or damages, including reasonable attorneys fees and costs resulting from such party's misrepresentations, breach of warranties or failure to comply with its obligations under this Agreement.

     7.2  * INDEMNIFICATION *

     (a)  *

--------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

     (b)  *

     7.3  * INDEMNIFICATION *

     (a)  *

     (b)  *


--------------
* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

     7.4 SURVIVAL. The provisions of this Article 7 shall survive termination of the Agreement.


                        ARTICLE 8 - TERM AND TERMINATION

     8.1 SPECIFIED TERM. The term of this Agreement shall commence upon the date the last party signs this Agreement and shall continue until terminated pursuant to Section 8.2.

     8.2 EARLY TERMINATION. This Agreement may terminate prior to the end of the term upon notice by one party upon the material breach of this Agreement by the other party.

     8.3 CURE. Notwithstanding Section 8.2 above, either party shall have the right to cure any material breach. The cure shall be effected within a reasonable period of time but not later than thirty (30) days after notice of such breach given to it by the non-breaching party, if the cure can be effected within such thirty (30) day period. If the breach is such that it cannot reasonably be cured within such thirty (30) day period, this Agreement shall terminate unless the breaching party institutes diligent efforts to cure such breach within such thirty (30) day period and, so long as such party shall continue to pursue diligent efforts to effect such cure. Notwithstanding the foregoing, USSC's right to cure a failure to pay the amount due under a Purchase Order shall be limited to five (5) business days after notice.

     8.4 NON TERMINATION. Notwithstanding any other provision of this Agreement, a party contesting in good faith any issue under this Agreement who continues to comply with all other obligations and provisions of this Agreement shall not be considered in breach of this Agreement for purposes of giving rise to any right of termination by the other party until there is a final judgment of a court of competent jurisdiction adverse to such contesting party with which judgment such party has failed to comply within fifteen (15) days after written notice thereof.

     8.5 POST TERMINATION SALES. In the event of termination of this Agreement at the end of the term hereof or by early termination by either party in accordance with this Article 8, all Purchase Orders of USSC for Products accepted by SPNC at the time of notice of termination shall remain firm and binding on USSC and SPNC shall fill all Purchase Orders accepted by SPNC in accordance with their terms. Notwithstanding such termination, USSC shall have the right to continue to sell all Products in USSC inventory or which are the subject of any Purchase Orders previously accepted by SPNC.

     8.6 SURVIVAL. The provisions of Section 8.5 above shall survive termination of this Agreement.


                               ARTICLE 9 - NOTICES

     9.1 NOTICES. Written communications under this Agreement shall be effective only if addressed to the respective designees as follows (or to such designees as the parties hereto may from time to time designate in writing):

          SPNC:
          The Spectranetics Corporation
          96 Talamine Court
          Colorado Springs, CO  80907-5186
          Attn.:  Chief Executive Officer

          USSC:
          United States Surgical Corporation
          150 Glover Avenue
          Norwalk, CT  06856

          Attn.:  Thomas R. Bremer, Esq.
                  Senior Vice President and General Counsel


                          ARTICLE 10 - ENTIRE AGREEMENT

     10.1 ENTIRE AGREEMENT. This Agreement, along with the License Agreement and the Service Maintenance Master Agreement dated August 19, 1996, constitutes the entire understanding and agreement between the parties, and supersedes all previous agreements (whether written or oral) concerning the subject matter hereof. This Agreement may not be amended or supplemented except by a written document executed by the parties to this Agreement.

     10.2  AUTHORITY.  Each party represents and warrants to the other party:
(i) it has no agreement or understanding with any third party which if enforced, terminated or modified would prohibit it from entering into or carrying out the terms of this Agreement or which would restrict or limit the rights granted to the other party hereto; (ii) there is no action, suit or proceeding, claim or investigation pending, or to its best knowledge currently threatened against it, which, if adversely determined, is reasonably likely to prohibit it from entering into or carrying out the terms of this Agreement or which would restrict or limit the rights granted to the other parties hereto; and (iii) that it is a corporation duly organized and validly existing under the laws of the state of its incorporation and the officer executing this Agreement on its behalf has full power and authority to execute same.


                             ARTICLE 11 - ASSIGNMENT

     11.1 ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, including without limitation, successors to all or substantially all of the assets, business or operations of the corporations or entities performing a party's obligations under this Agreement. Neither this Agreement nor the performance of any part hereof may be assigned or transferred by either party hereto without the prior written consent of the other party, except that a party's rights hereunder may be transferred (i) to an Affiliate of such party without the prior written consent of the other party, provided such party continues to guarantee all of the payment and performance obligations of such party, or (ii) to a successor of all or substantially all of the business and assets of the party.

                      ARTICLE 12 - INDEPENDENT CONTRACTORS

     12.1 INDEPENDENT CONTRACTORS. The parties hereto are independent contractors. Neither this Agreement nor any terms and conditions herein contained shall be construed as creating a joint venture, agency or employment relationship. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party.

                               ARTICLE 13 - WAIVER

     13.1 NO WAIVER. The failure of either party to exercise any right it is granted herein or to require the performance by the other party hereto with respect to any provision of this Agreement, shall not prevent a subsequent exercise or enforcement of such provision or be deemed a waiver of any subsequent breach of the same or any other provision of this Agreement.

                     ARTICLE 14 - CONSTRUCTION; ADJUDICATION

     14.1 CONSTRUCTION. This Agreement, the validity, construction, performance and interpretation thereof, and all issues and controversies arising therefrom shall be construed and enforced in accordance with the internal laws of the State of * applicable to contracts made and to be performed entirely within the State of * without reference to its conflict of law provisions.

     14.2 *

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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.



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     14.3  SURVIVAL.  The provision of this Article 14 shall survive termination of this Agreement.

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                            ARTICLE 15 - COUNTERPARTS

     15.1 COUNTERPARTS. This Agreement may be signed in multiple counterparts each one of which shall be deemed effective as if each party had signed each of such counterparts.

                            ARTICLE 16 - NON-COMPETE

     16.1 DEFINITIONS: For purposes of this Article 16, the following terms shall have the following definitions:

          Directly or Indirectly - The term Directly or Indirectly shall include by the Person or through any other Person (i) as to which the Person is directly or indirectly a proprietor, partner, stockholder, joint venturer or owner or (ii) to which the Person directly or indirectly renders services in any capacity relating to the area of non-competition contemplated by this
Article 16.

          Sell - The term Sell shall include sale, lease or rent.

     16.2  *

     16.3  *

     16.4 MODIFICATION. If any covenant set forth in Article 16 is construed by a court of competent jurisdiction to be unenforceable because of its scope or duration, the parties agree that such court shall have the power to modify such scope or duration and, as so modified, said covenant shall be given full force and effect. If any such covenant or a portion thereof is otherwise construed to be invalid or unenforceable, the same shall not affect the remaining covenants or remaining portion, which shall be given full force and effect without regard to the invalid covenant or portion.


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* This portion marked with an asterisk has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.



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     16.5  REMEDY.  Each party acknowledges and agrees that any breach of this Article 16 would likely cause irreparable injury to the other party and that the other party's remedy at law for any such breach would be inadequate. Accordingly, each party agrees that, in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunction relief may be granted in any proceeding which may be brought to enforce any provision of this Article 16 without the necessity of proof of actual damage.

     16.6 MATERIALITY. The parties acknowledge and agree that the covenants contained in this Article 16 are materially significant and essential to this Agreement.

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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

       THE SPECTRANETICS CORPORATION

       By:   /s/ Joseph A. Largey
             -------------------------------------
       Name:  Joseph A. Largey
             -------------------------------------
       Title:  President/CEO
             -------------------------------------

       UNITED STATES SURGICAL CORPORATION

       By:   /s/ Thomas D. Guy
             ----------------------------------
               Thomas D. Guy
               Senior Vice President, Operations


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